October 27, 2000



Noel F. Schenker
1908 west 49th Street
Minneapolis, MN 55409

Dear Noel:

It is with great pleasure that I extend to you the following offer to join Select Comfort Corporation as Senior Vice President, Marketing and New Business Development, effective November 1, 2000:

Your annual salary will be $250,000. In addition, under the terms of the Company's 2000 Management Incentive Plan, you are eligible to receive a bonus of 45% of the base salary actually paid to you for the year 2000, and this amount will be guaranteed to you for 2000. The terms of the Management Incentive Plan for 2001 are currently under development.

You will also be granted stock options to purchase up to 100,000 shares of our common stock. Of these options, 75,000 will vest in equal monthly increments over 36 months of employment, and 25,000 will vest upon the earlier of completion of 5 years of employment or such time as the stock price has exceeded $12 per share for 30 consecutive trading days. The exercise price of the stock options will be the average of the high and low trading prices of the Company's common stock on the date of grant of the options, which will be on or near your first day of employment.

If your employment is terminated by the Company within one (1) year following a change in control of the Company, or if you are subject at any time to a termination without cause, or to a constructive dismissal due to significant diminution in your responsibilities, upon the termination of your employment under such circumstances, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive one (1) year's base salary as severance compensation, and the portion of the stock options referred to above which have not previously been vested, will vest immediately and remain exercisable for a period not to exceed ninety (90) days following termination of employment. The severance compensation described above will be payable over a period of one (1) year following termination of employment in accordance with the Company's normal payroll schedule.

You will be eligible for the following company benefits as of the first of the month following 30 days of employment: medical, dental, flex account, life and AD&D insurance, supplemental life and AD&D insurance, long-term disability, travel accident insurance and Non-Qualified Deferred

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Compensation  Plan. You will be eligible to participate in the Company's  401(k)
plan as of the first of the month following your start date, and in the Company's Employee Stock Purchase Plan (ESPP) as of the first quarterly offering period commencing after your start date. You will be eligible for product discounts under the Company's Employee Purchase Plan 30 days from your start date. You will be covered under the Company's short-term disability plan after six months of employment. You will be eligible for Select Comfort's Education Assistance Program after you have completed one year of full-time employment. We have previously forwarded to you detailed information regarding our benefits package for your review, and these benefits can be explained in greater detail during your new hire orientation.

You will accrue Paid Time Off (PTO) at a rate of 3.69 hours per week per calendar year up to a maximum of 24 days per year. Additionally, you will be given time off for Company holidays. You will also be eligible to participate in possible further future incentive programs and awards commensurate with your senior management position.

Your employment is conditioned upon your signing our standard form of Employee Inventions, Confidentiality and Non-Compete Agreement, a copy of which was previously forwarded to you for your review.

You should understand that this letter does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is "at will." We recognize your right to terminate the employment relationship at any time and for any reason and, similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

We are very excited about your joining our management team. Select Comfort is on the brink of an exciting and challenging era, and I feel with your background and skills you will be able to provide a significant contribution to our company and its success.

Please contact me at (952) 918-3010 with any questions you may have.

Sincerely,

/s/ William R. McLaughlin

William R. McLaughlin
President & CEO